Exhibit 99.1

FOR IMMEDIATE RELEASE

July 28, 2022

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2022 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income of $2.0 million or $0.20 per diluted share, for the quarter ended June 30, 2022. This compares to net income of $3.1 million or $0.32 per diluted share for the quarter ended March 31, 2022, representing a decrease of $1.1 million or 36.0 percent and net income of $3.3 million or $0.33 per diluted share, for the quarter ended June 30, 2021. For the first six months of 2022, net income was $5.0 million or $0.52 per diluted share, compared to $7.2 million or $0.73 per diluted share, for the first six months of 2021.

Second quarter financial and operational highlights include:

-	Quarterly net income of $2.0 million compared to net income of $3.3 million in the year-ago quarter and $3.1 million in the linked quarter

-	Quarterly net loan growth at an annualized 12.50 percent pace

-	Linked quarter 39 basis point increase in net interest margin to 3.18 percent

-	Board of Directors declared a cash dividend at $0.15 per share

-	Board of Directors appointed two new Directors at June Board meeting

-	New online small business loan application launched in second quarter 2022

“In the second quarter, our team executed on the strategic plan to improve future performance and increase shareholder value. Our continued focus on growing our core business, improving asset quality, improving the cost of deposits, and implementing processes to improve efficiency gained traction. The Corporation experienced strong loan growth during the quarter and effectively replaced the runoff of SBA PPP loans and the reduction of nonperforming loans. PeoplesBank made the strategic decision to exit two significant nonperforming loans totaling $16.6 million at a net loss of $1.7 million. This led to a higher loan loss provision for the quarter, along with a substantial decline in nonperforming assets. As of June 30, 2022, nonperforming assets to total loans ratio of 1.05 percent compared favorably to 2.22 percent at December 31, 2021 and 2.59 percent at June 30, 2021. The digitalization of our platforms to accelerate growth and reduce operating costs continues, the most notable example is the introduction of our new online business loan,” stated Craig L. Kauffman, President and CEO.

“As part of the Cooperation Agreement (the “Agreement”) with Driver Opportunity Partners I, LP, Driver Management Company LLC, and J. Abbott R. Cooper, the Corporation incurred legal and other operating expenses.  Such expenses totaled $1.5 million within the quarter ending June 30, 2022 and $2.0 million for the six months ending June 30, 2022.  We anticipate that such costs are now materially complete and we will continue to focus on initiatives that will grow the Corporation and increase shareholder value,” added Mr. Kauffman.

REVIEW OF RESULTS

Balance Sheet

Loans

Loans, which include SBA-backed Paycheck Protection Program loans (SBA PPP loans), increased by $48.1 million from December 31, 2021 to June 30, 2022, or 3.1 percent as the impact of net commercial loan growth outpaced SBA PPP loan forgiveness. Excluding SBA PPP loans, total loans increased by $74.9 million from December 31, 2021 to June 30, 2022, or 10.7 percent annualized. SBA PPP loans, net of deferred fees and costs, declined by $26.8 million to $0.9 million at June 30, 2022 from $27.7 million at December 31, 2021 due to forgiveness activity.

Non-accrual loans decreased by $16.5 million to $17.1 million over the six months ended June 30, 2022 as a result of PeoplesBank’s continued progress in reducing such assets.

Investment Securities

Investment Securities increased by $74.4 million to $330.0 million at June 30, 2022 compared to $255.6 million at December 31, 2021, as the bank purchased mortgage-backed securities, corporate securities and municipal securities, deploying excess liquidity.

Deposits

Deposits decreased by $104.2 million, or 4.9 percent from December 31, 2021 to June 30, 2022, ending the period at $2.0 billion as the Corporation strategically changed the product concentration away from certificates of deposit funding. During the first half of 2022, non-interest bearing demand accounts decreased by $27.2 million or 5.2 percent. Also decreasing during the first half of 2022 were money market accounts by $59.9 million or 8.1 percent and certificates of deposit by $50.4 million or 10.9 percent. Offsetting the decreases was an $18.2 million or 7.0 percent increase in interest bearing checking accounts and a $15.1 million or 10.0 percent increase in savings accounts. The change in deposit mix resulted in a 27 basis point decrease in average interest bearing deposit cost of deposits to 0.26 percent for the quarter ended June 30, 2022, compared to 0.53 percent average interest bearing cost of deposits for the quarter ended June 30, 2021 and a decrease of 1 basis point compared to 0.27 percent in the linked quarter.

Income Statement

The Corporation’s net interest income for the three months ended June 30, 2022 was $17.7 million, an increase of 19.0 percent when compared to $14.9 million for the same period in 2021 and an increase of 13.0 percent when compared to $15.7 million for the linked quarter. The Corporation’s tax-equivalent net interest margin (NIM) was 3.18 percent for the three months ended June 30, 2022, compared to 2.80 percent for the same period in 2021 and 2.79 percent for the linked quarter. Net interest income for the six months ended June 30, 2022 was $33.4 million, an increase of 10.0 percent when compared to $30.4 million for the same period in 2021. The Corporation’s tax-equivalent NIM was 2.98 percent for the six months ended June 30, 2022, compared to 2.91 percent for the same period in 2021.

The provision for loan losses for the three months ended June 30, 2022 was $3.0 million compared to $0.4 million for the same period in 2021 and $1.0 million for the linked quarter. The provision increase was primarily the result of the sale of nonperforming assets and the Corporation’s accelerated second quarter net loan growth. The provision for loan losses for the six months ended June 30, 2022 was $4.0 million compared to $1.6 million for the same period in 2021. The Corporation’s nonperforming assets ratio was 1.05 percent as of June 30, 2022, a 59.5 percent decrease from the nonperforming assets ratio as of June 30, 2021 of 2.59 percent and a 52.7 percent decrease from the nonperforming assets ratio as of December 31, 2021 of 2.22 percent.

Noninterest income for the second quarter 2022 was $3.9 million, an increase of $560,000 or 16.7 percent, as compared to noninterest income of $3.4 million for the second quarter 2021 and an increase of $49,000 or 1.3 percent as compared to the linked quarter. The increase in both periods was primarily due to a write down of assets held for sale in the second quarter 2021, offset by lower gains on sales of mortgage loans recognized during the current quarter. Noninterest income for the six months ended June 30, 2022 was $7.8 million, an increase of $11,000, as compared to noninterest income of $7.8 million for the six months ended June 30, 2021.

Noninterest expense was $16.2 million for the second quarter 2022, an increase of $2.4 million or 17.7 percent, as compared to noninterest expense of $13.8 million for the second quarter 2021 and an increase of $1.5 million compared to noninterest expense of $14.7 million for the linked quarter. Professional and legal expense and other expense were the primary drivers of the increase in the second quarter 2022 compared to the same period in 2021 as expenses related to the “Agreement” were completed. Lower charitable donations in the current quarter were offset by higher other, professional and legal expenses in the linked quarter. Noninterest expense was $30.9 million for the six months ended June 30, 2022, an increase of $3.4 million or 12.4 percent, as compared by noninterest expense of $27.5 million for the six months ended June 30, 2021.

Income tax expense for the quarter ended June 30, 2022 was $500,000 compared to $851,000 for the same period in 2021 and $807,000 in the linked quarter. The effective tax rate for the three months ended June 30, 2022, June 30, 2021 and March 31, 2022 was 20.4 percent, 20.6 and 20.9 percent, respectively. Income tax expense for the six months ended June 30, 2022 was $1.3 million compared to $1.9 million for the same period in 2021. The effective tax rate for the six months ended June 30, 2022 and June 30, 2021 was 20.7 and 21.1, respectively.

Dividend Declared

On July 12, 2022, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.15 per share, payable on August 9, 2022 to shareholders of record at the close of business on July 26, 2022. The payment of this $0.15 per share cash dividend in the third quarter 2022 is equal to the cash dividend paid in the prior two quarters.

Business Lines

The new online loan application process for select business products launched in early June 2022, which allows businesses to apply for a loan entirely online. This process provides streamlined underwriting for seven small business loan products and can be accessed from anywhere, on any device. PeoplesBank is one of the first in the local market to offer this online experience. This new process allows clients to efficiently apply for a loan and affords faster decisions and access to funds. Small businesses are able to complete an online assessment to determine if they meet eligibility requirements for the business loans offered online. If requirements are met, the business will be provided a link to apply for a small business loan.

The client-friendly interface experience allows borrowers to check the status of their application, upload necessary documents, and communicate directly with members of the PeoplesBank team. The new offering also allows for electronic signatures of some loan documents. Maximum loan amounts range from $100,000 to $500,000 depending on the product.

The Gardenville Financial Center closed on May 13, 2022. The majority of the clients were transferred to the Perry Hall Financial Center.

Plans are underway for the East York Financial Center to be upgraded to a Connections Center later this year. This will be the second Connections Center in York County and the fourth overall. The construction is anticipated to be completed in early fall. East York will remain open to serve clients throughout the construction process.

The Mortgage Banking Division continues to experience lower than anticipated mortgage sales due to rising rates and a softening of the market. The new Physicians Preferred Mortgage was heavily promoted in the second quarter through a robust campaign that included print, digital, search engine marketing, and proactive outreach to local health organizations.

Board and Committee Appointments

The Board of Directors appointed current PeoplesBank Director Kent K. Matsumoto, Esq. as a Class A Director of the Corporation effective June 14, 2022. In addition, he has been appointed to the Corporate Governance and Nominating Committee of the Corporation Board of Directors.

Mr. Matsumoto has over 35 years of legal and business experience, working for law firms and publicly held companies. With broad knowledge of corporate governance, compliance, and enterprise risk, he is currently employed by Viatris Inc., having held senior level positions with P.H. Glatfelter Company and Wolters Kluwer Health. Mr. Matsumoto graduated from the University of Michigan Law School and the University of Virginia, serves on the board of Head Start Washington County (Maryland), and lives in Greenville, Delaware. Mr. Matsumoto was appointed to the Board of PeoplesBank, A Codorus Valley Company, in September 2021.

The Board of Directors also appointed Scott V. Fainor as a Class C Director of the Corporation effective June 14, 2022. In addition, he has been appointed to the Board’s Risk Management Committee of the Corporation Board of Directors.

Mr. Fainor is Chairman of Fainor Holdings, a company he launched in 2019 following a distinguished career as a bank executive for 39 years. Most recently, he served as a Group Executive of BB&T after serving as President and CEO of National Penn Bancshares, Inc. Mr. Fainor holds a Bachelor of Science degree in Marketing and Finance from DeSales University, where he formerly served as a Trustee. He lives in Allentown, Pennsylvania.

“The Board of Directors is pleased that Kent and Scott have agreed to join the Codorus Valley Bancorp, Inc. Board. Their extensive experience in board governance and the financial services industry will be invaluable as we seek to continue to grow the Corporation and enhance shareholder value,” said Cynthia A. Dotzel, Board Chair.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: the recent and continuing COVID-19 pandemic which poses risks and may harm the Corporation’s business and results of operations in future quarters, credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2021 Form 10-K and 2022 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Craig L. Kauffman	Larry D. Pickett
President and CEO	Treasurer
717-747-1501	717-747-1502
ckauffman@peoplesbanknet.com	lpickett@peoplesbanknet.com

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Quarterly			Year-to-Date
	2nd Qtr	1st Qtr	2nd Qtr	June 30,
	2022	2022	2021	2022	2021
Interest income	$19,283	$17,297	$17,496	$36,580	$35,871
Interest expense	1,544	1,596	2,582	3,140	5,480
Net interest income	17,739	15,701	14,914	33,440	30,391
Provision for loan losses	2,974	1,027	352	4,001	1,583
Noninterest income	3,911	3,862	3,351	7,773	7,784
Noninterest expense	16,223	14,676	13,780	30,899	27,486
Income before income taxes	2,453	3,860	4,133	6,313	9,106
Provision for income taxes	500	807	851	1,307	1,924
Net income	$1,953	$3,053	$3,282	$5,006	$7,182
Basic earnings per share	$0.20	$0.32	$0.33	$0.53	$0.73
Diluted earnings per share	$0.20	$0.32	$0.33	$0.52	$0.73

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	June 30,	December 31,	June 30,
	2022	2021	2021
Cash and short term investments	$283,969	$545,494	$397,032
Investment securities	329,987	255,596	209,922
Loans	1,585,686	1,537,627	1,548,607
Allowance for loan losses	(22,865)	(22,782)	(22,011)
Net loans	1,562,821	1,514,845	1,526,596
Premises and equipment, net	21,534	21,955	22,316
Operating leases right-of-use assets	3,412	1,697	2,063
Goodwill	2,301	2,301	2,301
Other assets	84,699	76,684	75,923
Total assets	$2,288,723	$2,418,572	$2,236,153

Deposits	$2,039,575	$2,143,765	$1,955,330
Borrowed funds	25,814	32,340	34,985
Subordinated debentures	30,723	30,683	30,642
Operating leases liability	3,559	1,803	2,185
Other liabilities	13,770	14,476	13,738
Shareholders’ equity	175,282	195,505	199,273
Total liabilities and shareholders’ equity	$2,288,723	$2,418,572	$2,236,153

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2022	2022	2021	2021	2021	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2022	2021
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income	$1,953	$3,053	$2,694	$4,783	$3,282	$5,006	$7,182
Basic earnings per share	$0.20	$0.32	$0.28	$0.49	$0.33	$0.53	$0.73
Diluted earnings per share	$0.20	$0.32	$0.28	$0.49	$0.33	$0.52	$0.73
Cash dividends paid per share	$0.15	$0.15	$0.15	$0.13	$0.13	$0.30	$0.26
Book value per share	$18.37	$19.28	$20.64	$20.72	$20.44	$18.37	$20.44
Tangible book value per share (2)	$18.13	$19.04	$20.40	$20.48	$20.20	$18.13	$20.20
Average shares outstanding	9,532	9,486	9,506	9,699	9,816	9,509	9,829
Average diluted shares outstanding	9,565	9,517	9,548	9,748	9,848	9,541	9,857

Performance Ratios (%)
Return on average assets (3)	0.34	0.51	0.46	0.83	0.58	0.42	0.65
Return on average equity (3)	4.31	6.33	5.46	9.56	6.56	5.35	7.25
Net interest margin (4)	3.18	2.79	2.75	2.90	2.80	2.98	2.91
Efficiency ratio (5)	74.43	74.51	74.31	67.33	74.81	74.47	71.45
Net overhead ratio (3)(6)	2.11	1.81	1.79	1.66	1.85	1.96	1.77

Asset Quality Ratios (%)
Net loan charge-offs to average loans (3)	0.54	0.47	0.34	0.01	0.19	0.51	0.11
Allowance for loan losses to total loans (7)	1.44	1.44	1.49	1.47	1.43	1.44	1.43
Nonperforming assets to total loans and foreclosed real estate	1.05	2.00	2.22	2.75	2.59	1.05	2.59

Capital Ratios (%)
Average equity to average assets	7.78	8.09	8.34	8.70	8.88	7.93	8.93
Tier 1 leverage capital ratio	8.79	8.60	8.59	8.92	9.11	8.79	9.11
Common equity Tier 1 capital ratio	11.63	11.93	12.11	12.38	12.87	11.63	12.87
Tier 1 risk-based capital ratio	12.23	12.54	12.74	13.01	13.53	12.23	13.53
Total risk-based capital ratio	15.30	15.67	15.92	16.21	16.80	15.30	16.80

(1) per share amounts and shares outstanding were adjusted for stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) noninterest expense less noninterest income as a percentage of average assets

(7) excludes loans held for sale

Reconciliation of Non-GAAP Financial Measure (Tangible Book Value)

(in thousands, except per share data)	2022	2022	2021	2021	2021
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
Total Shareholders’ Equity	$175,282	$183,719	$195,505	$198,712	$199,273
Less: Preferred Stock	0	0	0	0	0
Less: Goodwill and Other Intangible Assets	(2,304)	(2,305)	(2,301)	(2,306)	(2,307)
Tangible Shareholders’ Equity	$172,978	$181,414	$193,204	$196,406	$196,966

Common Shares Outstanding	9,541	9,528	9,472	9,592	9,752
Book Value Per Share	$18.37	$19.28	$20.64	$20.72	$20.44

Book Value Per Share	$18.37	$19.28	$20.64	$20.72	$20.44
Effect of Intangible Assets	(0.24)	(0.24)	(0.24)	(0.24)	(0.24)
Tangible Book Value Per Share	$18.13	$19.04	$20.40	$20.48	$20.20

This report contains certain financial information determined by methods other than in accordance with GAAP. This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for the analysis of the Corporation’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses this non-GAAP measure in its analysis of our performance because it believes this measure is material and will be used as a measure of our performance by investors.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2022			March 31, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$331,335	$648	0.78%	$483,553	$228	0.19%	$383,440	$105	0.11%
Investment securities:
Taxable	317,889	1,742	2.20	258,112	1,289	2.03	170,961	813	1.91
Tax-exempt	25,561	132	2.07	24,583	124	2.05	20,600	108	2.10
Total investment securities	343,450	1,874	2.19	282,695	1,413	2.03	191,561	921	1.93
Loans:
Taxable (1)	1,557,857	16,648	4.29	1,516,145	15,594	4.17	1,564,672	16,419	4.21
Tax-exempt	15,837	176	4.46	10,891	111	4.13	9,078	91	4.02
Total loans	1,573,694	16,824	4.29	1,527,036	15,705	4.17	1,573,750	16,510	4.21
Total earning assets	2,248,479	19,346	3.45	2,293,284	17,346	3.07	2,148,751	17,536	3.27
Other assets (2)	82,763			92,129			103,034
Total assets	$2,331,242			$2,385,413			$2,251,785
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$981,025	431	0.18%	$997,383	331	0.13%	$836,011	$426	0.20%
Savings	165,245	12	0.03	155,982	12	0.03	131,528	17	0.05
Time	423,298	567	0.54	451,131	719	0.65	518,325	1,506	1.17
Total interest bearing deposits	1,569,568	1,010	0.26	1,604,496	1,062	0.27	1,485,864	1,949	0.53
Short-term borrowings	12,080	12	0.40	9,967	10	0.41	10,617	10	0.38
Long-term debt	21,828	152	2.80	23,363	155	2.69	40,613	254	2.51
Subordinated debentures	30,717	370	4.84	30,696	369	4.88	30,636	369	4.83
Total interest bearing liabilities	1,634,193	1,544	0.38	1,668,522	1,596	0.39	1,567,730	2,582	0.66
Noninterest bearing deposits	503,211			511,170			470,530
Other liabilities	12,531			12,755			13,529
Shareholders’ equity	181,307			192,966			199,996
Total liabilities and shareholders’ equity	$2,331,242			$2,385,413			$2,251,785
Net interest income (tax equivalent basis)		$17,802			$15,750			$14,954
Net interest margin (3)			3.18%			2.79%			2.80%
Tax equivalent adjustment		(63)			(49)			(40)
Net interest income		$17,739			$15,701			$14,914

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.

ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2022			June 30, 2021
(Dollars in thousands)	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate	Average Balance	Taxable-Equivalent Interest	Taxable-Equivalent Rate

Assets
Interest bearing deposits with banks	$407,024	$876	0.43%	$354,477	$186	0.11%
Investment securities:
Taxable	288,164	3,031	2.12	163,224	1,421	1.76
Tax-exempt	25,075	256	2.06	20,014	226	2.28
Total investment securities	313,239	3,287	2.12	183,238	1,647	1.81
Loans:
Taxable (1)	1,537,122	32,241	4.23	1,566,236	33,934	4.37
Tax-exempt	13,378	287	4.33	9,486	188	4.00
Total loans	1,550,500	32,528	4.23	1,575,722	34,122	4.37
Total earning assets	2,270,763	36,691	3.26	2,113,437	35,955	3.43
Other assets (2)	87,410			105,481
Total assets	$2,358,173			$2,218,918
Liabilities and Shareholders’ Equity
Deposits:
Interest bearing demand	$989,158	761	0.16%	$825,096	$856	0.21%
Savings	160,639	24	0.03	124,616	31	0.05
Time	437,138	1,287	0.59	523,865	3,282	1.26
Total interest bearing deposits	1,586,935	2,072	0.26	1,473,577	4,169	0.57
Short-term borrowings	11,029	22	0.40	9,184	18	0.40
Long-term debt	22,591	308	2.75	44,805	555	2.50
Subordinated debentures	30,706	738	4.85	30,625	738	4.86
Total interest bearing liabilities	1,651,261	3,140	0.38	1,558,191	5,480	0.71
Noninterest bearing deposits	507,162			447,259
Other liabilities	12,649			15,427
Shareholders’ equity	187,101			198,041
Total liabilities and shareholders’ equity	$2,358,173			$2,218,918
Net interest income (tax equivalent basis)		$33,551			$30,475
Net interest margin (3)			2.98%			2.91%
Tax equivalent adjustment		(111)			(84)
Net interest income		$33,440			$30,391

(1) Average balances include nonaccrual loans.

(2) Average balances include bank owned life insurance and foreclosed real estate.

(3) Net interest income (tax-equivalent basis) annualized as a percentage of average interest earning assets.